Exhibit 5.1
125 High Street | Boston, MA 02110
blankrome.com

May 18, 2026

Kiora Pharmaceuticals, Inc.
169 Saxony Road, Suite 212
Encinitas, California 92024

Re: Kiora Pharmaceuticals, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:
This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of an aggregate of 11,797,088 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Kiora Pharmaceuticals, Inc., a Delaware corporation (the “Company”). All of the Shares are being registered on behalf of certain stockholders of the Company (the “Selling Stockholders”). The Shares consist of (i) 438,471 outstanding shares of Common Stock (the “Private Placement Shares”) that were sold to the Selling Stockholders pursuant to that certain Securities Purchase Agreement dated as of April 3, 2026 (the “Securities Purchase Agreement”); (ii) 1,527,710 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of outstanding pre-funded warrants (the “Pre-Funded Warrants”) that are were sold to the Selling Stockholders pursuant to the Securities Purchase Agreement; (iii) 7,864,726 shares of Common Stock (the “Tranche A-1 Warrant Shares”) issuable upon the exercise of outstanding Tranche A-1 common stock purchase warrants (the “Tranche A-1 Common Warrants”) that were sold to the Selling Stockholders pursuant to the Securities Purchase Agreement; and (iv) 1,966,181 shares of Common Stock (the “Tranche A-2 Warrant Shares” and, collectively with the Tranche A-1 Warrant Shares, the “Common Warrant Shares”) issuable upon the exercise of outstanding Tranche A-2 common stock purchase warrants (the “Tranche A-2 Common Warrants” and, collectively with the Tranche A-1 Common Warrants, the “Common Warrants”) that were sold to the Selling Stockholders pursuant to the Securities Purchase Agreement. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and all exhibits thereto; (ii) the Securities Purchase Agreement; (iii) the form of Pre-Funded Warrant; (iv) the form of Tranche A-1 Warrant; (v) the form of Tranche A-2 Warrant; (vi) resolutions adopted by the Board of Directors of the Company (the “Board”); (vii) the restated certificate of incorporation of the Company, as amended (the “Certificate of Incorporation”); (viii) the third amended and restated bylaws of the Company (the “Bylaws”); and (ix) such other corporate records,

Exhibit 5.1
agreements, certificates, including, but not limited to, certificates or comparable documents of public officials and of officers and representatives of the Company, statutes and other instruments and documents as we considered relevant and necessary as a basis for the opinions hereinafter expressed.
In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on the Registration Statement and all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures. With respect to the Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the Pre-Funded Warrants or the Common Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company, or that the consideration paid upon exercise of the Pre-Funded Warrants or the Common Warrants is below the par value per share of the Common Stock.

Based upon and subject to the foregoing, we are of the opinion that (i) the Private Placement Shares are validly issued, fully paid and nonassessable, (ii) the Pre-Funded Warrant Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Pre-Funded Warrants, including the payment of the exercise price therefor, will be validly issued, fully paid and nonassessable, and (iii) the Common Warrant Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Common Warrants, including the payment of the exercise price therefor, will be validly issued, fully paid and nonassessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Blank Rome LLP
Blank Rome LLP